Exhibit 10.1

January 24, 2012

Mr. Joseph P. Campanelli

55 Livermore Road

Wellesley, MA 02481

Subject: Modification	of Purchase Agreement

Dear Mr. Campanelli:

With respect to the Purchase Agreement (the “Agreement”) dated September 29, 2009 by which you agreed to purchase shares (“Shares”) of common stock of Flagstar Bancorp, Inc. (“Flagstar”), this letter will confirm our mutual agreement to modify the Agreement in the following three respects, pursuant to Section 6 thereof.

First, the purchase price per Share for all purchases due under the Agreement pursuant to Tranches 6 through 8 of Schedule I thereto shall be the fair market value of the underlying Shares on their purchase date, with fair market value being equal to the closing price per Share as reported on the New York Stock Exchange for the date of any election by you to purchase Shares.

Second, you may make the Share purchases due under the Agreement for Tranches 4 through 8 at any time and from time to time that is not later than December 31, 2012 regardless of the closing dates set forth in Schedule I to the Agreement.

Third, with respect to the U.S. $700,000 amount that you previously expended from your personal assets for the purchase of shares of common stock of Flagstar in order to facilitate prior capital-raising initiatives by Flagstar, Flagstar recognizes that it is appropriate to treat such purchases as Shares purchased under the Agreement. Accordingly, at your election, the number of Shares that you are committed to purchase under Tranches 4 through 8 of Schedule I to the Agreement will be reduced to reflect such prior purchases. In accordance with the principles set out in Exhibit “A” hereto, the number of Shares remaining to be purchased under the Agreement will be determined by dividing (A) the aggregate purchase price of the Shares you are committed to purchase under the Agreement (starting with the Shares you are committed to purchase pursuant to the original price terms of the Agreement for Tranches 4 and 5 of Schedule I and continuing seriatim forward through the Shares you are committed to purchase pursuant to the price terms set forth in Paragraph First above for Tranches 6 through 8 thereof) by (B) the amount or amounts (not to exceed $700,000 in the aggregate) specified in your election or elections made from time to time on the Election Form attached as Exhibit “B” hereto. By way of example, if you should elect on the date hereof to credit the full $700,000 pursuant to an election on the Election Form, you would thereafter have no obligation to purchase additional Shares under the Agreement.

Other than as provided above, the Agreement remains in full force and effect. By signing below, you recognize and agree that each of us is receiving fair and adequate consideration for the changes set forth above.

FLAGSTAR BANCORP, INC.

By:	/s/ David Matlin
Chairman of its Compensation Committee

AGREED TO AND ACCEPTED THIS 24TH DAY OF JANUARY, 2012.

/s/ Joseph P. Campanelli
Joseph P. Campanelli, solely in my individual capacity

Exhibit “A”

Reserve for Future Purchases

	Beginning Reserve	Less: Usage[1]	Ending Reserve	Stock Purchases Required Beyond Reserve
12/31/10	$700,000	($255,938)	$444,063	$0
06/30/11	$444,063	($255,938)	$188,125	$0
12/31/11	$188,125	($62,708)	$125,417	$0
06/30/12	$125,417	($62,708)	$62,708	$0
12/31/12	$62,708	($62,708)	$0	$0

[1]	Using illustrative Share price of $2.57.

Exhibit “B”

Election Form

Mr. Joseph P. Campanelli

55 Livermore Road

Wellesley, MA 02481

January     , 2012

Flagstar Bancorp, Inc.

    Attention: Paul D. Borja, Chief Financial Officer

551 Corporate Drive

Troy, MI 48098

Subject:    Election under Purchase Agreement, as Amended

To Whom Concerned:

In accordance with my Purchase Agreement with Flagstar Bancorp, Inc. (as entered into September 29, 2009 and as thereafter amended by letter agreement between us dated                     , 2012, the “Amended Agreement”), I hereby elect to reduce (but not below zero), the number of shares (“Shares”) of common stock of Flagstar Bancorp, Inc. which I am committed to purchase pursuant to the Amended Agreement by that number of Shares which have an aggregate purchase price of $             (such amount, together with the amounts set forth in other elections by me on this Election Form not to exceed $700,000 in the aggregate) on the date hereof (based on a value of $10.50 per Share in the case of Shares purchasable pursuant to Tranches 4 and 5 of Schedule I of the Amended Agreement and based on the closing price per Share on the New York Stock Exchange today in the case of Shares purchasable pursuant to Tranches 6 through 8 thereof), with such Share reductions being applied first to the number of Shares I am committed to purchase pursuant to Tranche 4 of Schedule I to the Amended Agreement and continuing seriatim forward through the number of Shares I am committed to purchase pursuant to Tranche 8 thereof.

I recognize and agree the foregoing election is irrevocable.

Elected this              day of                     , 2012.

Joseph P. Campanelli